As filed with the United States Securities and
                      Exchange Commission on July 20, 2004

                                       Registration Statement No. 333-__________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VOICE DIARY, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   73-1629948
                      (I.R.S. Employer Identification No.)

                    200 ROBBINS LANE, JERICHO, NEW YORK 11753
                    (Address of Principal Executive Offices)

                                VOICE DIARY, INC.
                             2003 STOCK OPTION PLAN
                            (Full title of the Plan)

                                   ARIE HINKIS
                                200 ROBBINS LANE
                             JERICHO, NEW YORK 11753
                                 (516) 939-0400
           (Name, address, and telephone number of agent for service)

                                   Copies to:

                                HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                      50 CHARLES LINDBERGH BLVD., SUITE 505
                            UNIONDALE, NEW YORK 11553
                                 (516) 222-0888



                         CALCULATION OF REGISTRATION FEE
===================================== =============== =================== ======================== =================
                                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE     OFFERING PRICE      AGGREGATE OFFERING       REGISTRATION
          TO BE REGISTERED            REGISTERED (1)     PER SHARE(2)              PRICE                FEE(3)
------------------------------------- --------------- ------------------- ------------------------ -----------------
  Class A common stock, par value       1,000,000           $0.12                $120,000               $15.20
   $.01 per share, under the 2003
         Stock Option Plan
------------------------------------- --------------- ------------------- ------------------------ -----------------

(1) Represents shares issuable upon exercise of options granted or available for grant under the 2003 Stock Option Plan of Voice Diary, Inc., a Delaware corporation (the "Registrant"). Each option entitles the holder to purchase one share of the Registrant's common stock, par value $.01 per share. In accordance with Rule 416, the amount registered under this registration statement includes an indeterminable number of shares of the Registrant's common stock that may become issuable under the anti-dilution provisions of the plan.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(h) and (c) under the Securities Act of 1933 (the "Act"), based on the average of the bid and asked price of the Registrant's common stock on July 15, 2004, as reported in the over-the-counter bulletin board market.

(3)   The amount of registration fee is $126.70 per million in accordance with
      Section 6(b) of the Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

o     our annual report on Form 10-KSB for the fiscal year ended December 31,
      2003

o     our quarterly report on Form 10-QSB for the quarter ended March 31, 2004

You may request a copy of these filings at no cost by writing or telephoning us at the following address: Voice Diary, Inc., 200 Robbins Lane, Jericho, New York 11753, tel. (516) 939-0400

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

In the case of an action by or in the right of the corporation, section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

Section 145 further provides as follows:

o that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise;

o that indemnification provided for by section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled;

o that indemnification provided for by section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and

o that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (3) by the stockholders.

Section 8 of our certificate of incorporation provides in part as follows:

      The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Corporation or (b) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under Delaware Law, as the same exists or may hereinafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is to serve as a director or officer of the Corporation while this Article 8 is in effect. Any repeal or amendment of this Article 8 shall be prospective only and shall not limit the rights to any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this
      Article 8.

Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of 34 unlawful dividends or the making of unlawful stock purchases or redemptions or (iv) any transaction from which the director derived a personal benefit.

Section 11 of our certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of our directors:

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit.



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

Our by-laws also provide indemnification provisions for the benefit of its officers similar to those contained in our certificate of incorporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

The following exhibits are filed with this registration statement.

Exhibit Number             Description
--------------             ------------

4.1                        Voice Diary, Inc. 2003 Stock Option Plan
5.1                        Opinion of Lehman & Eilen LLP
23.1                       Consent of Brightman Almagor & Co.


ITEM 9.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jericho, New York, on July 15, 2004.

                                     VOICE DIARY, INC.

                                     /s/ Arie Hinkis
                                     -----------------------------------------
                                     Arie Hinkis
                                     President and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.


Signature                                            Date

/s/ Arie Hinkis                                      July 15, 2004
---------------------------
Arie Hinkis
President and Principal Financial Officer

/s/ Nathan Tarter                                    July 15, 2004
-----------------
Nathan Tarter
Director


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